Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Eco Innovation Group, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class 1itle	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To Be Paid	Equity	Common Stock, $0.0001 par value per share (the “Common Stock”)	457(c) and (h)	75,000,000	0.002	$150,000	$0.0000927	$13.91
	Total Offering Amounts					$150,000
	Net Fee Due							$13.91

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Eco Innovation Group, Inc. that may become issuable under the Eco Innovation Group, Inc. 2022 Stock Incentive and Equity Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, split-up, recapitalization or similar transaction the effect of which results in an increase in the number of the Company’s outstanding shares of Common Stock issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents 75,000,000 shares of Common Stock reserved for issuance pursuant to the Plan.

(3)	Estimated solely for the purpose of computing the registration fee pursuant Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices reported for the Common Stock on the OTC Markets on May 2, 2022.